UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 19, 2016, Air Methods Corporation (the “Company”) completed its acquisition of Tri-State Care Flight, L.L.C. (“Tri-State”). The Company purchased Tri-State, and its fleet of rotary-wing and fixed-wing aircraft, from Blake A. Stamper and the other owners of Tri-State. The acquisition was completed substantially in accordance with the terms of the Membership Interest Purchase Agreement previously filed by the Company in a Current Report on Form 8-K, dated November 4, 2015.  The purchase price was financed through cash on hand and $220 million of additional borrowing under the Company’s Third Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “Amended Credit Agreement”) by and among the Company; certain of the Company’s subsidiaries; certain lender parties named therein; KeyBank National Association, as Administrative Agent for the lenders, Joint Lead Arranger and Sole Book Runner; PNC Bank, National Association, as Joint Lead Arranger and Co-Syndication Agent; Compass Bank, as Joint Lead Arranger and Co-Syndication Agent; Bank of America, N.A., as Joint Lead Arranger and Co-Syndication Agent; and Fifth Third Bank, SunTrust Bank, JPMorgan Chase Bank, N.A., and MUFG Union Bank, N.A., each as Co-Documentation Agent, dated August 21, 2015.  In connection with the completion of the Tri-State acquisition, Tri-State executed a Joinder Agreement and other ancillary documents to (i) make it a borrower under the Amended Credit Agreement; and (ii) extend the lenders’ security interest to include the acquired assets.

Item 8.01	Other Events

On January 19, 2016, the Company issued a press release announcing the closing of the Company’s acquisition of Tri-State.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press release dated January 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIR METHODS CORPORATION

Date: January 25, 2016	By:	/s/ Crystal L. Gordon
Crystal L. Gordon, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 19, 2016